Exhibit 10.6

INTERNATIONAL PAPER COMPANY

MANAGEMENT INCENTIVE PLAN (MIP)

Amended and Restated as of January 1, 2008

I.	Purposes of the Plan and Plan Description

The purposes of this Management Incentive Plan, amended and restated as of January 1, 2008 (the “Plan”) are to: (a) provide an incentive for Participants to exert their best efforts to improve the financial performance of the Company; (b) attract and retain the best talent available; and (c) further align the interests of the Participants and International Paper’s shareowners.

The Plan is an annual cash incentive plan developed around the achievement of pre-established Performance Objectives and funded based on the Company’s achievement level against those Performance Objectives.

II.	Definitions

•	Award Scale

“Award Scale” means the conversion of the Performance Objective Rating to a percent of Target Award earned.

•	Business

“Business” means a business segment that reports to a senior vice president of the Company.

•	Cause

“Cause” includes but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.

•	Committee

“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

•	Company

“Company” means International Paper Company, a New York corporation, together with its Subsidiaries.

•	Cost of Capital

“Cost of Capital” is the weighted average of the cost of equity and the cost of debt of the Company.

•	Employee

“Employee” means a regular, full-time employee of the Company.

•	Free Cash Flow

“Free Cash Flow” means cash flow from operations less (i) capital spending and (ii) cash dividends.

•	Industry Peer Group

“Industry Peer Group” means those companies in comparable industry or business segments, as determined from time to time by the Company and approved by the Committee. The Industry Peer Group will be recorded in Appendix A to the Plan, as amended from time to time as appropriate.

•	Participant

“Participant” means a person who has been designated as a participant in the Plan, according to Section V.

•	Performance Objective Rating

“Performance Objective Rating” means the percentage amount assigned to a Performance Objective for a level of achievement that translates to a percentage of the Target Award.

•	Performance Objectives

“Performance Objectives” mean the measures identified by the Company and approved by the Committee identified in Section VI of this Plan.

•	Plan or MIP

“Plan” or “MIP” means this Management Incentive Plan, amended and restated as of January 1, 2008.

•	Plan Year

“Plan Year” means the twelve month period corresponding to the Company’s fiscal year (January 1 through December 31).

•	Return on Investment or ROI

“Return on Investment” or “ROI” means after-tax operating earnings, including both earnings from continuing and discontinued operations (up through the date of sale), and before the impact of special items divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The Company’s ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, restructuring costs, changes in pension funding, and significant out-of-period or “one-off” items.

•	Subsidiary

“Subsidiary” means any company that is owned (50% or more) or controlled by the Company, directly or indirectly.

•	Target Award

“Target Award” means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, shown in Appendix B.

III.	Chief Executive Officer Special Awards

The Chief Executive Officer may designate a portion of the MIP award pool to fund special awards for extraordinary individual performance to award to Employees regardless of whether such Employees are otherwise eligible to participate in the Plan.

IV.	Administration of the Plan

The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.

The Committee has delegated authority to the Chairman and Chief Executive Officer or his designee for the day-to-day administration of the Plan, except with respect to a Participant designated as senior vice president of the Company or higher.

Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareowners, and employees.

V.	Participation in the Plan

Participation in the Plan is generally limited to Employees of the Company whose position level is 14 or higher. Except as set forth in Section VII(C), Participants must be actively employed on a full-time basis during the Plan Year and on the date of the award payout in order to receive a payout.

Employees who are eligible for participation in any other short-term, cash-based incentive compensation plan of the Company are not eligible for participation in this Plan.

An Employee who becomes eligible to participate in the Plan during the Plan Year or who moves from one eligible position level to another will be eligible for a prorated award.

Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, nor any right to continued employment by the Company for any period.

VI.	Award Pool and Award Scale

A. Performance Objectives – Funding the MIP Award Pool

The Company must achieve at least a minimum level of performance in order to fund the MIP award pool.

The total MIP award pool will be determined based on achievement of the following Performance Objectives during the Plan Year. If the Company achieves its Cost of Capital goal during the Plan Year, an additional 30% will be added to the award as set forth below.

•	40% Weight: Improvement of Return on Investment (ROI) against Plan

Achievement of Objective	% of Target Award
111 to 160%	1.67% award for every 1% performance above target (100%)

50 to 110%	50 to 110%

Below 50%	0%

•	60% Weight: Return on Investment as compared to Industry Peer Group

Rank	% of Target Award
1	175%
2	150%
3	130%
4	115%
5	100%
6	50%
7 – 11	0%

•	Cost of Capital: An additional amount equal to 30% of the award pool is added to the MIP Award Pool if the Company’s cost of capital goal is achieved.

B. Business Objectives

Business objectives should be in alignment with the financial and non-financial objectives of the Company. Business objectives are established by the Business unit and approved by the Chief Executive Officer, and are weighted 50% for Business unit awards.

The Business performance achievement percentage may be modified by the Chief Executive Officer to ensure that the overall MIP award pool is not exceeded.

C. Performance Objective Rating

Each Performance Objective will be evaluated at the end of the Plan Year to determine the level at which the Performance Objective was achieved. The Company’s determination of performance achievement is presented to the Committee for its review and approval.

Business unit performance achievement will be assigned by appropriate Business unit management for final review and approval by the Chief Executive Officer.

D. Approval by the Committee of the Total MIP Award Pool

The Committee approves the total MIP award pool based on the Company’s performance achievement against the Performance Objectives unless the Committee determines in its sole discretion to reduce or eliminate the MIP award pool based upon any objective or subjective criteria it deems appropriate.

The Committee may not increase the MIP award pool above the calculated amount.

The amount allocated for payment under the Plan and for special awards may not exceed the total approved MIP award pool.

In the discretion of the Committee, the MIP award pool may be reduced in the event the Company’s ROI is negative.

No MIP award pool will be funded in the event the Company’s Free Cash Flow for the Plan Year is negative.

VII.	Award Recommendations

A. Recommendations

At the end of each Plan Year, the Chief Executive Officer will submit to the Committee the individual award recommendations for Participants who are senior vice presidents of the Company and above, and an aggregate award amount for all other Participants.

The Committee will recommend to the independent members of the Board the amount of the award for the Chief Executive Officer and any other employee-director.

B. Payout of Awards

The Committee, in its sole discretion, may approve, revise or disapprove any recommended award to a senior vice president of the Company or above. Any award to the Chief Executive Officer or any other employee-director will be subject to approval by the independent members of the Board of Directors of the Company.

Participants each have an MIP target award expressed as a percentage of the midpoint of a defined salary range based on position level as set forth on the attached Appendix B. Individual awards for all Participants except for (i) officers and (ii) certain members of a Senior Vice President’s lead team selected by the Senior Vice President (see below) are based on Business and Company performance as well as individual performance.

Note: For officers of the Company (vice presidents and above) and certain members of a Senior Vice President’s lead team selected by the Senior Vice President, the individual award is calculated as follows: 30% is based on individual performance, and 70% is based on Business or Company performance.

C. Termination of Employment or Leave of Absence

A Participant whose employment terminates during a Plan Year because of death, disability, or retirement, or who has been granted an approved leave of absence, will be eligible for a pro rata award based on the period of active employment with the Company during the Plan Year.

Senior Vice Presidents of the Company and above are required to provide notice to the Company of their retirement no less than one year in advance in order to receive an award upon retirement under this Plan.

The award, if any, of a Participant whose employment is terminated under a severance agreement will be determined under the applicable severance documents.

If a Participant’s employment with the Company is terminated for any reason other than death, disability, retirement, signed severance agreement, or the grant of a leave of absence, prior to actual payment of an award, such award will be canceled and the Participant will have no right under the Plan to receive payment.

VIII.	Allocation of MIP Award Pool Among Business Units and Corporate Staff Organizations

The MIP award pool is allocated by the Chief Executive Officer to Business Units and Corporate Staff Organizations based upon the following:

A. Corporate Staff Organizations

Corporate staff organizations are allocated an MIP award pool equal to the performance percentage achieved by the Company as a whole.

B. Business Units

Business units are allocated an MIP award pool based 50% on Business performance and 50% on Company performance.

IX.	Payment of Awards

A. Type of Payment

MIP awards are paid in cash unless deferred by the Participant.

B. Time of Payment

Awards may be paid at such time(s) as determined by the Committee but in all events except as provided in Section IX(D), below, will be paid no later than the later of: (i) March 15 following the end of the applicable Plan Year, or (ii) two and one-half (2 1/2) months after the expiration of the fiscal year in which the performance period with respect to which the awards are earned has ended.

C. Payment to Beneficiaries

If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in a lump sum to the Participant’s estate.

D. Deferral of Payment

Any Participant who has a position level of 18 or higher who has elected to participate in the Company’s Deferred Compensation Savings Plan (“DCSP”) may elect to defer payment, not to exceed 85%, of any award under this Plan by filing an irrevocable Election to Defer Payment under the DCSP by the last business day in December of the year prior to the year in which such award would be earned. Awards or portions elected to be deferred will be credited with investment earnings or losses in accordance with provisions of, and the Participant’s elections under, the DCSP. MIP awards that are deferred will be paid in accordance with the payment terms of the DCSP.

X.	Recoupment or Forfeiture of Awards

If the Company reasonably believes that a Participant has committed an act of misconduct as described in this Section X either during employment with the Company or after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an award paid under this Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) to such Participant in respect of any Award, including Awards previously paid to the Participant. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment or payments to which such Recapture Notice relates within ten days after receiving such Recapture Notice from the Company.

For purposes of this Section X, “misconduct” includes but is not limited to, an act detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve as determined by the Senior Vice President, Human Resources. “Misconduct” shall also include for purposes of this Section X, any act determined by the Senior Vice President, Human Resources, to be a deliberate disregard of the Company’s rules, an unauthorized disclosure of any Company trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Company, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement.

The Company has sole and absolute discretion to take action or not to take action pursuant to this Section X upon discovery of misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.

If any provision of this Section X is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XI.	Modification, Suspension or Termination of Plan

The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

XII.	Governing Law

The Plan is governed by the laws of the State of New York.

XIII.	Tax Withholding

The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

XIV.	Section 409A

The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.

XV.	Non-Transferability of Award

No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XVI.	Effective Date

This Plan is effective as of January 1, 2008, and continues until terminated, suspended, modified, or amended by the Committee.

Appendix A

2008 Industry Peer Group

•	Domtar

•	MeadWestvaco

•	M-Real

•	Mondi

•	Packaging Corporation of America

•	Smurfit Kappa

•	Smurfit Stone

•	Stora Enso

•	Temple-Inland

•	UPM-Kymmene

Appendix B

Management Incentive Plan (MIP)

2008 Target Awards

Position Level	Target Award (% of Midpoint)
43	125%
42	90%
41	85%
40	85%
39	80%
38	80%
37	75%
36	75%
35	70%
34	70%
33	65%
32	65%
31	60%
30	55%
29	50%
28	50%
27	45%
26	45%
25	40%
24	40%
23	35%
22	30%
21	30%
20	25%
19	25%
18	20%
17	20%
16	20%
15	15%
14	15%